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                                   Exhibit 1

                             AGREEMENT TO FILE JOINT
                           STATEMENTS ON SCHEDULE 13G

     THIS AGREEMENT is entered into as of the 12th day of February, 2001 by and among Errol Ginsberg, a United States citizen; Annette R. Michelson, a United States citizen; and Errol Ginsberg and Annette R. Michelson, or their successors, as Trustees of the Errol Ginsberg and Annette R. Michelson Family Trust dated October 13, 1999, a trust established under the laws of the State of California (the "Ginsberg and Michelson Family Trust").

                             W I T N E S S E T H

     WHEREAS, Mr. Ginsberg, Ms. Michelson and the Ginsberg and Michelson Family Trust may be deemed to have held or to hold beneficial ownership, individually and/or in the aggregate, of more than five percent of the shares of the Common Stock of Ixia, a California corporation (the "Common Stock"), as of December 31, 2000 and as of December 31 of each calendar year thereafter;

     WHEREAS, the Common Stock has been registered by Ixia under Section 12(g) of the Securities Exchange Act of 1934 (the "Act");

     WHEREAS, pursuant to Rule 13d-1 under the Act, any person who holds more than five percent of such a class of registered equity securities as of the end of any calendar year is, under certain circumstances, permitted and/or required to file with the Securities and Exchange Commission a statement on Schedule 13G; and

     WHEREAS, Rule 13d-1(f) under the Act provides that, whenever two or more persons are permitted to file a statement on Schedule 13G with respect to the same securities, only one such statement need be filed, provided such persons agree in writing that such statement is filed on behalf of each of them.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     Each of Mr. Ginsberg, Ms. Michelson and the Ginsberg and Michelson Family Trust hereby agrees, in accordance with Rule 13d-1(f) under the Act, to file jointly any and all statements and amended statements on Schedule 13G (the "Statements") which may now or hereafter be required to be filed by them with respect to the Common Stock beneficially owned or deemed to be beneficially owned by each of them pursuant to Sections 13(d) and 13(g) of the Act and the rules thereunder.



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     Each of Mr. Ginsberg, Ms. Michelson and the Ginsberg and Michelson Family
Trust, hereby agrees that such Statements shall be filed jointly on behalf of each of them and that a copy of this Agreement shall be filed as an exhibit thereto in accordance with Rule 13d-1(f)(iii) under the Act.

     This Agreement may be executed in one or more counterparts which together shall constitute one agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be signed on their behalf by their duly authorized representatives as of the date first above written.

Errol Ginsberg
------------------------------------------
Errol Ginsberg



Annette R. Michelson
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Annette R. Michelson




THE ERROL GINSBERG AND ANNETTE R. MICHELSON
FAMILY TRUST DATED OCTOBER 13, 1999


    Errol Ginsberg
By:---------------------------------------
    Errol Ginsberg, Trustee



    Annette R. Michelson
By:---------------------------------------
    Annette R. Michelson, Trustee